Exhibit 5.1

May 10, 2023

Cadiz Inc.

550 South Hope Street

Suite 2850

Los Angeles, California 90071

Ladies and Gentlemen:

Cadiz Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the resale by the selling stockholders identified in the Registration Statement of up to 3,971,870 shares of the Company’s common stock, par value $0.01 per share (the “Conversion Shares”), which may be acquired by the selling stockholders upon conversion of up to $15 million of outstanding principal and any accrued and unpaid interest (collectively, the “Convertible Loan”) under the Credit Agreement dated July 2, 2021, and as amended on February 2, 2023, among the Company and Cadiz Real Estate LLC as borrowers, BRF Finance Co., LLC and the other lenders from time to time party thereto, and B. Riley Securities, Inc., as agent (the “Credit Agreement”), as further described in the Registration Statement. Pursuant to the Credit Agreement, the Company may not effect any conversion of the Convertible Loan, and the lenders, who are the selling stockholders, will not be entitled to request any conversion of the Convertible Loan, until the Company has received stockholder approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock at its next annual meeting of stockholders which is expected to be held in June 2023 (the “Stockholder Approval”).

In rendering the opinions set forth below, we have reviewed such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered in connection with the Convertible Loan and as of the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Registration Statement, and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, other than the Company, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect.

Based upon and subject to the foregoing, we are of the opinion that: Subject to and upon receiving the Stockholder Approval, the Conversion Shares issuable upon conversion of the Convertible Loan will have been duly authorized by the Company and, when issued and delivered upon such conversion in accordance with the Credit Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traruig, LLP